UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2017 (July 5, 2017)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

512 S. Mangum Street, Suite 408

Durham, NC 27701

(Address of principal executive offices, including zip code)

(914) 630-7430

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 5, 2017, the United States District Court for the Southern District of New York (the “Court”) dismissed with prejudice all claims and counterclaims filed in the case entitled John McAfee et al. v. Intel Corporation et al., Case No. 1:16-CV-06934 (the “Action”). The Action relates to a complaint for declaratory judgement filed by Mr. John McAfee and MGT Capital Investments, Inc. (the “Company”) against Intel Corporation (“Intel”), seeking, among other things, a ruling that John McAfee and the Company’s intended uses of Mr. McAfee’s name were lawful and did not infringe upon or dilute any of Intel’s rights in the McAfee marks.

The dismissal of the Action was based upon a stipulation of voluntary dismissal (the “Stipulation”) entered into by the Parties pursuant to a settlement agreement (the “Settlement Agreement”) dated June 30, 2017. Under the terms of the Settlement Agreement, the Company agreed not to use “John McAfee Global Technologies,” “John McAfee Privacy Phone,” “John McAfee” or “McAfee” as (or as part of) a trademark, logo, trade name, business name, slogan, service mark or brand name in connection with cybersecurity related products or services. Notwithstanding, the Company is permitted to use the name “John McAfee” in promotional and advertising materials and on product packages, provided that the name is used in a descriptive manner and in compliance with the specifications set forth in the Settlement Agreement. Additionally, the Company may use John McAfee’s likeness without restrictions. The Court will retain jurisdiction over the Parties for purposes of enforcing this Settlement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 7, 2017

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name:	Robert B. Ladd
Title:	President